EXHIBIT 5.1
July 3, 2007
3Com Corporation
350 Campus Drive
Marlborough, MA 01752

Re:	Registration Statement on Form S-8
I am Senior Corporate Counsel and Assistant Secretary for 3Com Corporation, a Delaware corporation (the “Company”), and am issuing this opinion in connection with the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission on or about July 3, 2007 (as such may thereafter be amended or supplemented, the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 8,500,000 shares of the Company’s Common Stock (the “Masri Shares”) and associated preferred stock purchase rights (the “Rights”) that are to be issued pursuant to the Stand Alone Stock Option Agreement dated September 5, 2006 by and between Edgar Masri and the Company and 800,000 shares of the Company’s Common Stock and associated Rights (together with the Masri Shares, the “Shares”) that are to be issued pursuant to the Stand Alone Stock Option Agreement dated July 3, 2007 by and between Jay Zager and the Company and the Stand Alone Restricted Stock Agreement dated July 3, 2007 by and between Jay Zager and the Company (collectively, the “Plans”). I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of: (i) the Registration Statement; (ii) the Company’s Certificate of Incorporation, as amended; and (iii) such records of the corporate proceedings of the Company as I have deemed necessary or appropriate as a basis for the opinions set forth herein; and (iv) such other records and documents as I have deemed necessary or appropriate as a basis for the opinion set forth herein.
Based upon and subject to the foregoing, I am of the opinion that the Shares and associated Rights, when issued and sold by the Company pursuant to and in accordance with the Plans, will be validly issued, fully paid and nonassessable.
I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. This opinion is furnished by me as Senior Corporate Counsel and Assistant Secretary for the Company in connection with the filing of the Registration Statement and is not to be used, circulated or quoted for any other purpose or otherwise referred to or relied upon by any other person without the prior express written permission of the Company other than in connection with the offer and sale of Shares while the Registration Statement is in effect.
Very truly yours,

/S/ Jeffrey M. Held
Jeffrey M. Held
Senior Corporate Counsel and Assistant Secretary
3Com Corporation